As filed with the Securities and Exchange Commission on May 3, 2001
                                                Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             SOUTHBANC SHARES, INC.
   (exact name of registrant as specified in its certificate of incorporation)

DELAWARE                                                  58-2361245
(state or other jurisdiction of                (IRS Employer Identification No.)
incorporation or organization)

                              907 NORTH MAIN STREET
                       ANDERSON, SOUTH CAROLINA 29621-5526
                                 (864) 225-0241
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                  SOUTHBANC SHARES, INC. 2001 STOCK OPTION PLAN
                            (Full Title of the Plan)


ROBERT W. ORR                             COPIES TO:
PRESIDENT AND CHIEF EXECUTIVE OFFICER     ERIC S. KRACOV, ESQUIRE
SOUTHBANC SHARES, INC.                    VICTOR L. CANGELOSI, ESQUIRE
907 NORTH MAIN STREET                     MULDOON MURPHY & FAUCETTE LLP
ANDERSON, SOUTH CAROLINA                  5101 WISCONSIN AVENUE, NW
(864) 225-0241                            WASHINGTON, DC  20016
                                          (202) 362-0840
(Name, address, including zip code, and telephone number, including area code, of agent for service)

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the
             Securities Act of 1933, check the following box. / X /
                                                              ----

========================================================================================================
   Title of each Class of     Amount to be    Proposed Purchase    Estimated Aggregate   Registration
Securities to be Registered   Registered(1)   Price Per Share        Offering Price          Fee
--------------------------------------------------------------------------------------------------------
      Common Stock              225,000          $19.75 (3)            $4,444,000          $1,111
     $.01 par Value            Shares (2)
========================================================================================================

(1) Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the SouthBanc Shares, Inc. 2001 Stock Option Plan (the "Plan") as the result of a stock split, stock dividend or similar adjustment of the outstanding Common Stock of SouthBanc Shares, Inc., pursuant to 17 C.F.R.
     Section 230.416(a).
(2) Represents the total number of shares currently reserved or available for issuance upon the exercise of stock options pursuant to the Plan.
(3) Weighted average price determined by the average exercise price of $19.00 per share at which options for 203,000 shares under the Plan have been granted to date and by $20.50, the market value of the Common Stock on April 26, 2001, as determined by the average of the high and low prices reported on the Nasdaq National Market, as reported in the Wall Street Journal, for 22,000 shares for which options have not yet been granted under the Plan.

THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE IMMEDIATELY UPON FILING IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, (THE "SECURITIES ACT") AND 17 C.F.R. SECTION 230.462.

Number of Pages 15
Exhibit Index begins on Page 10

SOUTHBANC SHARES, INC.

PART I     INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEMS 1 & 2. The document containing the information for the SouthBanc Shares, Inc. (the "Company" or the "Registrant") 2001 Stock Option Plan (the "Plan") required by Part I of the Registration Statement will be sent or given to the participants in the Plan as specified by Rule 428(b)(1). The document is not filed with the Securities and Exchange Commission (the "SEC") either as a part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424 in reliance on Rule 428.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed or to be filed by the Company with the SEC are incorporated by reference in this Registration Statement:

      (a) The Company's Annual Report on Form 10-K405 for the fiscal year ended September 30, 2000, which includes the consolidated statements of financial condition of SouthBanc Shares, Inc. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended September 30, 2000, together with the related notes (File No. 000-23751), filed with the SEC on December 29, 2000.

      (b) The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000 (File No. 000-23751), filed with the SEC on February 14, 2001.

      (c) The description of Registrant's common stock contained in the Company's Form 8-A (File No. 000-23751), as filed with the SEC on February 9, 1988, pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act"), as incorporated by reference from the Registrant's Registration Statement on Form S-1 (SEC No. 333-42517), filed with the SEC on December 17, 1997.

      (d) All documents filed by the Company pursuant to Section 13(a) and (c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date hereof and prior to the filing of a post-effective amendment which deregisters all securities then remaining unsold.

       ANY STATEMENT CONTAINED IN THIS REGISTRATION STATEMENT, OR IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, SHALL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR PURPOSES OF THIS REGISTRATION STATEMENT TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. ANY SUCH STATEMENT SO MODIFIED OR SUPERSEDED SHALL NOT BE DEEMED, EXCEPT AS SO MODIFIED OR SUPERSEDED, TO CONSTITUTE A PART OF THIS REGISTRATION STATEMENT.

ITEM 4.  DESCRIPTION OF SECURITIES

      The Common Stock to be offered pursuant to the Plan has been registered pursuant to Section 12(g) of the Exchange Act. Accordingly, a description of the Common Stock is not required herein.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

      None.

      The validity of the Common Stock offered hereby has been passed upon by Muldoon Murphy & Faucette LLP, Washington, D.C., special counsel to the Company.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Directors and officers of the Company are indemnified and held harmless against liability to the fullest extent permissible by the general corporation law of Delaware as it currently exists or as it may be amended, provided any such amendment provides broader indemnification provisions than currently exist. This indemnification applies to the Board of Directors who administer the Plan.

      In accordance with the General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), Article XVI of the Registrant's Certificate of Incorporation provides as follows:

                                 INDEMNIFICATION

      A. Persons. The Corporation shall indemnify, to the extent provided in
         -------
      paragraphs B, D or F:

            1. Any person who is or was a director or officer of the Corporation; and

            2. Any person who serves or served at the Corporation's request as a director, officer, employee, agent, partner or trustee of another corporation, partnership, joint venture, trust or other enterprise.

      B. Extent -- Derivative Suits. In case of a threatened, pending or
         --------------------------
      completed action or suit by or in the right of the Corporation against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify such person if such person satisfies the standard in paragraph C, for expenses (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred by such person in connection with the defense or settlement of the action or suit.

       C. Standard-- Derivative Suits. In case of a threatened, pending or
          ---------------------------
       completed action or suit by or in the right of the Corporation, a person named in paragraph A shall be indemnified only if:

            1.  such person is successful on the merits or otherwise; or

            2. such person acted in good faith in the transaction which is the subject of the suit or action, and in a manner such person reasonably believed to be in, or not opposed to, the best interest of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XIV) not approved by the board of directors. However, such person shall not be indemnified in respect of any claim, issue or matter as to which such person has been adjudged liable to the Corporation unless (and only to the extent that) the court in which the suit was brought shall determine, upon application, that despite the adjudication but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

      D. Extent -- Nonderivative Suits. In case of a threatened, pending or
         -----------------------------
      completed suit, action or proceeding (whether civil, criminal, administrative or investigative), other than a suit by or in the right of the Corporation, together hereafter referred to as a nonderivative suit, against a person named in paragraph A by reason of his holding a position named in paragraph A, the Corporation shall indemnify such person if such person satisfies the standard in paragraph E, for amounts actually and reasonably incurred by such person in connection with the defense or settlement of the nonderivative suit, including, but not limited to (i) expenses (including attorneys' fees), (ii) amounts paid in settlement,
      (iii) judgments, and (iv) fines.

       E. Standard -- Nonderivative Suits. In case of a nonderivative suit, a
          -------------------------------
       person named in paragraph A shall be indemnified only if:

            1.  such person is successful on the merits or otherwise; or

            2. such person acted in good faith in the transaction which is the subject of the nonderivative suit and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Corporation, including, but not limited to, the taking of any and all actions in connection with the Corporation's response to any tender offer or any offer or proposal of another party to engage in a Business Combination (as defined in Article XIV of this Certificate) not approved by the board of directors and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. The termination of a nonderivative suit by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent
                                          ---------------
            shall not, in itself, create a presumption that the person failed to satisfy the standard of this paragraph E.2.

       F. Determination That Standard Has Been Met. A determination that the
          ----------------------------------------
       standard of paragraph C or E has been satisfied may be made by a court, or, except as stated in paragraph C.2 (second sentence), the determination may be made by:

            1. a majority vote of the directors of the Corporation who are not parties to the action, suit or proceeding, even though less than a quorum; or

            2. independent legal counsel (appointed by a majority of the disinterested directors of the Corporation, whether or not a quorum) in a written opinion; or

            3.  the stockholders of the Corporation.

      G. Proration. Anyone making a determination under paragraph F may
         ---------
      determine that a person has met the standard as to some matters but not as to others, and may reasonably prorate amounts to be indemnified.

      H. Advance Payment. The Corporation may pay in advance any expenses
         ---------------
      (including attorneys' fees) which may become subject to indemnification under paragraphs A through G if (i) the board of directors authorizes the specific payment and (ii) the person receiving the payment undertakes in writing to repay the same if it is ultimately determined that such person is not entitled to indemnification by the Corporation under paragraphs A through G.

      I. Nonexclusive. The indemnification and advance of expenses provided by
         ------------
      paragraphs A through H shall not be exclusive of any other rights to which a person may be entitled by law, bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

      J. Continuation. The indemnification provided by this Article XVI shall be
         ------------
      deemed to be a contract between the Corporation and the persons entitled to indemnification thereunder, and any repeal or modification of this
      Article XVI shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts. The indemnification and advance payment provided by paragraphs A through H shall continue as to a person who has ceased to hold a position named in paragraph A and shall inure to such person's heirs, executors and administrators.

      K. Insurance. The Corporation may purchase and maintain insurance on
         ---------
      behalf of any director, officer, employee or agent of the Corporation or subsidiary or affiliate or another corporation, partnership, joint venture, trust or other enterprise, against any liability incurred by such person in any such position, or arising out of such person's status as such, whether or not the Corporation would have power to indemnify such person against such liability under paragraphs A through H.

      L. Savings Clause. If this Article XVI or any portion hereof shall be
         --------------
      invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each director, officer, employee, and agent of the Corporation as to costs, charges, and expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement with respect to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including an action by or in the right of the Corporation to the full extent permitted by any applicable portion of this Article XVI that shall not have been invalidated and to the full extent permitted by applicable law.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.   LIST OF EXHIBITS.

      The following exhibits are filed with or incorporated by reference into this Registration Statement on Form S-8 (numbering corresponds generally to Exhibit Table in Item 601 of Regulation S-K):

      4        Specimen stock certificate of SouthBanc Shares, Inc.1

      5 Opinion of Muldoon Murphy & Faucette LLP as to the legality of the Common Stock to be issued.

      10       SouthBanc Shares, Inc. 2001 Stock Option Plan2

      23 Consent of Muldoon Murphy & Faucette LLP (contained in the opinion included as Exhibit 5)

      23.1     Consent of Elliott, Davis & Company, LLP

      24       Power of Attorney is located on the signature pages.
--------------------------

1 Incorporated herein by reference to the Exhibit of the same number contained in the Company's Registration Statement on Form S-1 (File No. 333-42517), filed with the SEC on December 17, 1997.

2 Incorporated herein by reference to Appendix A of the Company's Proxy
  Statement on Form DEF 14A (SEC No. 000-23751), filed with the SEC on December 14, 2000.

ITEM 9.   UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, unless the information required by (i) and (ii) above is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed the initial BONA FIDE offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, SouthBanc Shares, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Anderson, State of South Carolina, on this 22nd day of April, 2001.

                                     SOUTHBANC SHARES, INC.



                                     By:   /s/ Robert W. Orr
                                           -------------------------------------
                                           Robert W. Orr
                                           President and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

      KNOW ALL MEN BY THESE PRESENT, that each person whose signature appears below (other than Mr. Orr) constitutes and appoints Robert W. Orr as the true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Form S-8 Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, respectively, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and things requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


Name                              Title                            Date
----                              -----                            ----



/s/ J. Edward Wells           Chairman of the Board              April 22, 2001
--------------------------
J. Edward Wells



/s/ Robert W. Orr             President and Chief Executive      April 22, 2001
---------------------------   Officer (principal executive
Robert W. Orr                 officer)



/s/Thomas C. Hall             Senior Vice President and          April 22, 2001
----------------------------  Treasurer (principal financial
Thomas C. Hall                 and accounting officer)

/s/ J. Riley Bailes              Director                        April 22, 2001
---------------------------
J. Riley Bailes




/s/ Richard C. Ballenger         Director                        April 22, 2001
----------------------------
Richard C. Ballenger




/s/ Martha S. Clamp              Director                        April 22, 2001
----------------------------
Martha S. Clamp




/s/ F. Stevon Kay                Director                        April 22, 2001
----------------------------
F. Stevon Kay




/s/ John C. Owings, II           Director                        April 22, 2001
----------------------------
John C. Owings, II


                                        EXHIBIT INDEX
                                        -------------


                                                                                                   Sequentially
                                                                                                     Numbered
                                                                                                      Page
 Exhibit No.     Description                 Method of Filing                                        Location
------------     -------------------------   ---------------------------------------------------    ----------

      4          Stock Certificate of        Incorporated herein by reference to the Exhibit of         --
                 SouthBanc Shares,           the same number contained in the Registration
                 Inc.                        Statement on Form S-1 (File No. 333-42517),
                                             filed with the SEC on December 17, 1997.

      5          Opinion of Muldoon          Filed herewith.                                            12
                 Murphy & Faucette
                 LLP

     10          SouthBanc Shares,           Incorporated herein by reference to Appendix A of          --
                 Inc. 2001 Stock             the Proxy Statement on form DEF 14A (File No.
                 Option Plan                 000-23751), filed with the SEC on December 14,
                                             2000.

     23          Consent of Muldoon          Contained in Exhibit 5.                                    --
                 Murphy & Faucette
                 LLP

    23.1         Consent of Elliott,         Filed herewith.                                            15
                 Davis & Company,
                 LLP

     24          Power of Attorney           Located on the signature page.                              8
